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                                                                     Exhibit 5.1



                               November 25, 1997



C.H. Robinson Worldwide, Inc.
8100 Mitchell Road
Eden Prairie, Minnesota  55344

          Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

          We have acted as counsel to C.H. Robinson Worldwide, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") relating to the sale by the Company from time to time of up to 2,000,000 shares of Common Stock, par value $.10 per share, of the Company (the "Shares"). The Shares will be issuable under the 1997 Employee Stock Purchase Plan (the "Plan") of the Company.

          We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

          In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

          Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

          Our opinions expressed above are limited to the laws of the State of Delaware.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,



                                    /s/ DORSEY & WHITNEY LLP